February 20, 2015

Scandium International Mining Corp. (formerly EMC Metals Corp.)
1430 Greg Street, Suite 501
Sparks, NV 89431

Re:	Scandium International Mining Corp. (the “Company”)
Annual Report on Form 10K

Reference is made to the Annual Report on Form 10-K of the Company for the year ended December 31, 2014 (the “Annual Report”).

We hereby consent to the references to our firm and to the summary of the technical report entitled “NI 43-101 F1 Technical Report on the Feasibility of the Nyngan Scandium Project”, dated October 10, 2014 prepared by Larpro Pty Ltd., which appear in the Annual Report and the incorporation therein of such references to the Company’s registration statement on Form S-8 (No. 333-179657).

Yours truly,

/s/ Nigel Ricketts
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Nigel Ricketts, MAusIMM CP (Metallurgy)
Technical Director, Altrius Engineering Services